UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
September 22, 2021

NELNET, INC.
(Exact name of registrant as specified in its charter)

Nebraska	001-31924	84-0748903
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

121 South 13th Street, Suite 100
Lincoln,	Nebraska	68508
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code (402) 458-2370
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, Par Value $0.01 per Share	NNI	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                                    ☐

Item 1.01 Entry into a Material Definitive Agreement.
On September 22, 2021, Nelnet, Inc. (the “Company”) entered into a Third Amended and Restated Credit Agreement (the "Amended and Restated Credit Agreement") for its existing unsecured line of credit with U.S. Bank National Association, as Administrative Agent for the lenders, and the lender parties thereto.
Under the amended terms, the following provisions of the Amended and Restated Credit Agreement were modified:
•The maturity date was extended from December 16, 2024 to September 22, 2026.
•The facility size increased from $455.0 million to $495.0 million. The amended terms also increased the accordion feature of the facility to provide that the Company may increase the aggregate financing commitments, through the existing lenders and/or through new lenders, up to a total of $737.5 million.
•The cost of funds decreased 25.0 basis points and 2.5 basis points for drawn and undrawn amounts, respectively, based on the Company's current credit ratings. The amended terms also include customary provisions to provide for replacement of LIBOR with an alternative benchmark rate when LIBOR ceases to be available.
•The provisions for secured recourse indebtedness were expanded to increase the limit on the aggregate amount of secured recourse indebtedness from 5 percent of the Company's consolidated net worth to 10 percent.
•The provisions for permitted investments were expanded to increase the aggregate amount of permitted investments from 40 percent of the Company's consolidated net worth to 50 percent.
•The provisions for loans owned by the Company other than federally insured student loans originated under the Federal Family Education Loan Program ("FFELP") were revised to replace the limit of $850 million on non-FFELP loans owned by the Company with a limit of 50 percent of the Company's consolidated net worth on non-FFELP loans owned by the Company with FICO scores of less than 700.
As of September 22, 2021, no amounts were outstanding on the unsecured line of credit.
The foregoing summary of the amendment to the provisions reflected in the Amended and Restated Credit Agreement does not purport to be a complete description of all of the amended provisions of the facility, and is qualified in its entirety by the complete text of the Amended and Restated Credit Agreement, a copy of which is filed with this report as Exhibit 10.1 and is incorporated by reference herein.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information related to the Amended and Restated Credit Agreement discussed under Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits. The following exhibits are filed as part of this report:

Exhibit No.	Description

10.1#
Third Amended and Restated Credit Agreement dated as of September 22, 2021, among Nelnet, Inc., U.S. Bank National Association, as Administrative Agent; Wells Fargo Bank, National Association, as Syndication Agent, Royal Bank of Canada, as Documentation Agent, U.S. Bank National Association and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Book Runners; and various lender parties thereto.

10.2
Third Amended and Restated Guaranty dated as of September 22, 2021, by each of the subsidiaries of Nelnet, Inc. signatories thereto, in favor of U.S. Bank National Association, as Administrative Agent.

104	Cover Page Interactive Data File (formatted as Inline XBRL and included as Exhibit 101).

# Certain schedules to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
NELNET, INC.
Date: September 22, 2021                By:    /s/ JAMES D. KRUGER
Name:    James D. Kruger
Title:    Chief Financial Officer